EXHIBIT 99.1

FOR RELEASE

Wednesday, February 2, 2006

SURGE GLOBAL ENERGY APPOINTS DAVID PEREZ AS CHIEF EXECUTIVE OFFICER

Fred Kelly, 45-year oil and gas industry veteran, to focus exclusively on Surge Global Energy’s Canadian subsidiary, Signet Energy, Inc., operator of the Sawn Lake Oil Sands Development

San Diego, California – February 2, 2006 – Surge Global Energy, Inc. (OTC BB:SRGG), an oil & gas exploitation and development company, today announced David Perez has been appointed as Chief Executive Officer of Surge Global Energy, in addition to his role as Chairman of the board of directors. Mr. Perez is replacing Fred Kelly who is now focusing exclusively on his duties as Chief Operating Officer of Surge’s subsidiary, Signet Energy, Inc., allowing Mr. Kelly to consolidate his efforts in developing the Sawn Lake Oil Sands project.

“Fred has been an invaluable resource for both Surge Global Energy and our subsidiary, Signet Energy, and I have personally benefited from his immense expertise. I am pleased that Fred’s talents and industry knowledge have been freed up to focus on developing the Sawn Lake project, said Mr. Perez, Chairman and newly appointed Chief Executive Officer of Surge Global Energy. “As Fred and his fellow senior executives at Signet Energy focus on the Sawn Lake Oil Sands Development, the management team of Surge Global Energy will continue to support Signet, and will also develop additional revenue-generating oil and gas projects and relationships.”

Mr. Perez played a significant role in recruiting the highly experienced management team of Signet Energy and in orchestrating the financing for the development of the Sawn Lake Oil Sands Project. Mr. Perez has over 24 years of entrepreneurial and executive management experience and in October 2003, began providing consulting services to companies engaged in mining, oil and gas exploration.

Mr. Kelly is a 45-year veteran of the heavy oil and gas exploitation and development industry and was the former Vice President of Operations at NAL Resource Management (NAE-UN.TO) where he was actively engaged in the acquisition and exploitation of oil and gas properties in Alberta, Saskatchewan, and Lake Erie in Ontario. He will be charged with rapidly developing the Sawn Lake Oil Sands project.

“As the Sawn Lake development continues to move forward at an encouraging rate, it became clear that the project would benefit from more of my time,” said Mr. Kelly, Chief Operating Officer of Signet Energy, Inc., farmout operator of the Sawn Lake Oil Sands project and subsidiary of Surge Global Energy. “Sawn Lake has an estimated 820 million to 1.2 billion barrels of oil reserves in place, of which Signet has a 40 percent working interest. We are confident that we can achieve a recovery rate between the projected 10 to 35 percent range, using primary and tertiary recovery methods. These rates would yield a total recovery of between 120 and 420 million barrels of oil over the next 15 – 25 years. At a conservative US$40 a barrel, our investors will appreciate having me focus on recovering as much of that oil as possible.”

Highlights of the Sawn Lake Oil Sands Project to date include:

•                Surge announces intent to acquire 40% working interest in Sawn Lake (10 February 2005)

•                Received approval to drill first horizontal production well at Sawn Lake (19 October 2005)

•                Spudded first well at Sawn Lake (25 September 2005)

•                Drilled and cased the first horizontal well at Sawn Lake (31 October 2005)

•                Surge’s subsidiary, Signet, operator of Sawn Lake project, completes round of financing (28 December 2005)

Background Information about the Sawn Lake Oil Sands Development

The Sawn Lake Oil Sands Development has been estimated to contain a total of 820 million to 1.2 billion barrels of oil resource in place of which Signet Energy has a 40% working interest. The entire project consists of 69.5 contiguous sections covering 44,480 acres in the Sawn Lake area of Alberta, Canada.

Other oil sands developments producing in the area include Shell Peace River (TSX:SHC) and Black Rock Ventures (TSX:BVI), which are within a 60 mile radius of Sawn Lake.

About Surge Global Energy, Inc.

Surge Global Energy, Inc. global headquarters are located in San Diego, California and its subsidiary Signet Energy, Inc, offices are located in Calgary, Canada. Lead by a strong management team of industry veterans in the heavy oil and gas exploitation, the company is now positioned through its subsidiary to develop oil sands leases in the Sawn Lake area of Alberta, Canada (Western Canadian Sedimentary Basin). Surge also holds a working interest in the Santa Rosa Dome project in Mendoza province of Argentina. For more information on the company please visit www.SurgeGlobalEnergy.com.

Contacts for media and investors:

West Coast

Benoit Rungeard

Coltrin & Associates (for Surge Global Energy)

650-373-2005

benoit_rungeard@coltrin.com

East Coast

Eric Anderson

Coltrin & Associates (for Surge Global Energy)

212-221-1616

eric_anderson@coltrin.com

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding the Company’s expectations, hopes or intentions regarding the future, including, but not limited to, general economic conditions, market and business conditions; potential production and industry capacity and estimates. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. The factors that could cause our actual results to differ materially are the are discussed under the heading “Risk Factors” and in other sections of the Company’s SB-2 filed with the SEC on December 30, 2005, the Company’s Form 10-K for the 2004 fiscal year and in the Company’s other periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.